EXHIBIT 10.1

EXCLUSIVE COOPERATION AGREEMENT
(English translation)

This Exclusive Cooperation Agreement is entered into by and between the following parties (each, a “Party” and collectively, the “Parties”) as of January 18, 2008:

1.

China Security & Surveillance Technology (PRC), Inc. (“CSST PRC”)

Address:	13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen, PR China
Fax:	0755-83510815
Represented by:	TU Guoshen

2.

Beijing DM Security & Technology Co., Ltd. (“DM”)

Address:	10 North Building, Haidian District, Beijing, China
Fax:	010-62057075
Represented by:	Liu Liping

3.

China Security & Surveillance Technology, Inc. (“CSST”)

Address:	13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen, PR China
Fax:	0755-83510815
Represented by:	TU Guoshen

RECITALS

WHEREAS, DM is a company organized and existing under the laws of the People’s Republic of China (“PRC”);

WHEREAS, CSST PRC is a company organized and existing under the laws of the PRC, with CSST, its ultimate holding company currently listing on the NYSE in USA (NYSE:CSR);

WHEREAS, DM desires and CSST PRC agrees to provide technical support and other necessary services to DM;

WHEREAS, the Parties desire to set forth certain covenants and agreements between and among themselves in connection with the exclusive cooperation relationship contemplated by this Agreement;

NOW, THEREFORE, in consideration for the mutual covenants and promises set forth herein, each Party agrees as follows:

AGREEMENT

1.

DEFINITION

Unless otherwise defined in the Agreement, the following definitions shall be used in this Agreement:

1.1

“Business scope of the Company” shall mean the business scope describes in the business licence of DM, which includes, technical development, enquiry and service; design and installment of safety and surveillance products; development and sale of developed products, mechanical accessory, computers, equipment of coolers, motors accessory, building materials, electric accessory, store, and Contract of specialized construction.

1.2

“Business Activities” shall refer to all business activities that are permitted under the business licence of DM.

1.3

“Service” shall mean the services provided by CSST PRC to DM under Clause 2.1.1(1) of this Agreement.

2.

EXCLUSIVE COOPERATION RELATIONSHIP

2.1

Scope of Cooperation

2.1.1

Exclusive Cooperation over Business Activities

For Business Activities, the cooperation between CSST PRC and DM will include, without limitation:

(1)

CSST PRC shall provide the following Service to DM:

(a)

Provision of any technology license, equipment, consultation and support;

(b)

Provision of training services, and

(c)

Other service and support as agreed by all parties.

(2)

DM shall subcontract all business to CSST PRC or any party nominated by CSST PRC.  Without the prior written consent from CSST PRC, DM shall not subcontract any business activities of DM to any third party.

(3)

CSST PRC has the right, at its discretion, to require establishing a joint venture with DM for the purpose of engaging into any business activities.  Without the prior written consent from CSST PRC, DM shall not engage in any joint venture with any third party for any purpose with regard to the same Business Activities.

(4)

The Parties hereby agree that any marketing and business development activities shall be in the name of both DM and CSST PRC or its joint venture.  CSST PRC has the right to require DM to mark on any marketing documents, advertising brochures and any other materials of this kind the full name of the CSST PRC.  Without the prior written consent from CSST PRC, DM shall not engage in any marketing and business development activities, or print out and distribute any marketing material, with any third party.

(5)

The Service provided by CSST PRC is exclusive in nature.  During the course of the term of this Agreement, without the prior written consent from CSST PRC, DM shall not sign any agreement with any third party for the same or similar Service in this Agreement.

2.1.2

Right Not to Perform

Notwithstanding anything to the contrary, CSST PRC may decline to perform any of its services set forth as above if CSST PRC, based on its sole judgment, reasonably and in good faith believes that it is not in a position to render such service as required by DM; provided, however, that CSST PRC shall promptly notify DM of its such decision and provide reasonable assistance to DM in making alternative arrangement.

2.2

Exclusivity

During the term of this Agreement, without the prior written consent from CSST PRC, DM shall not (1) enter into any contract or any cooperation relationship with any third party; and/or (2) engage in any other activities that, at the sole discretion of CSST PRC, may impair CSST PRC’s exclusive right granted hereunder.  DM shall take all necessary actions (including but not limited to corporate actions) to ensure that CSST PRC be the exclusive cooperation partner in any possible business activities, provided however, such cooperation shall not violate any PRC laws and regulations.  Except as otherwise provided herein, DM shall notify CSST PRC of any contract offer from any client as soon as practicable.

3.

CONSIDERATION FOR THE EXCLUSIVE COOPERATION RELATIONSHIP

3.1

Consideration

As consideration of the exclusive cooperation arrangement, CSST PRC agrees to provide to the Company RMB20,000,000 and US$2,823,706 worth of restricted stocks (“the Stocks”).  The number of Stocks to be issued shall be calculated by the 20 days’ average closing price of CSST’s stocks prior to the signing of this Agreement (US$20.705/stock), i.e. a total of 136,378 stocks shall be issued.  The Stocks shall be issued to the named person(s) of the Company within 90 days of the signing of this Agreement.

3.2

Profits Sharing Scheme

Considering the support and services provided and/or to be provided by CSST PRC, DM hereby agrees to the following profits sharing scheme:

3.2.1

Profits Arising from Business Activities

The Parties agree to enter into subcontracting arrangement where all the work belonging to the Business Activities (except for those projects which cannot be subcontracted to foreign enterprises according to PRC laws) will be subcontracted to CSST PRC at not less than 80% of the face value of the contracts.

4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

DM shall hereby make the following representations and warranties for the benefit of CSST PRC:

4.1

Corporate Existence and Power

DM is a limited liability company duly organized and validly existing under the laws of the PRC, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted.

DM has not ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of DM or the winding up or cessation of the business or affairs of DM.

4.2

Authorization; No Consent

DM has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents.

DM has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform their obligations under this Agreement and the other related Documents.

DM shall not require giving any notice to or obtaining any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the exclusive cooperation arrangement contemplated hereunder.

DM owns all the governmental authorizations necessary to permit DM to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit DM to own and use its assets in the manner in which it currently owns and uses such assets.  To the best knowledge of DM, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

4.3

No Conflicts

Execution and perform of this Agreement by DM will not contravene, conflict with, or result in violation of (A) any provision of the organizational documents of DM; (B) any resolution adopted by the board of directors or the shareholders of DM; (C) any laws and regulations to which the exclusive cooperation arrangement contemplated in this Agreement is subject; and (D) any provisions of any contracts or agreements of any kind that DM is a party or DM is subject to.

4.4

Other Warranties

DM warrants that it staffs (including Yong Chen, Liping Liu, Xinjian Tong and Tian Xin) shall not engage in any activity which will result in direct competition with DM in a period of five(5) years after the signing of this Agreement.

DM warrants its net profits for the year of 2008 after auditing by a PRC CPA firm under PRC GAAP shall be above RMB9,000,000, whereas its net profits for the year 2009 after auditing by a PRC CPA firm under PRC GAAP shall be above RMB11,000,000.

5.

REPRESENTATIONS AND WARRANTIES OF CSST PRC

CSST PRC makes the following representations and warranties for the benefit of DM:

5.1

Authorization; No Consent

CSST PRC has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents.

5.2

No Conflicts

Execution and perform of this Agreement by CSST PRC will not contravene, conflict with, or result in violation of (A) any provision of the organizational documents of CSST PRC; (B) any resolution adopted by the board of directors or the shareholders of CSST PRC; (C) any laws and regulations to which the exclusive cooperation arrangement contemplated in this Agreement is subject; and (D) any provisions of any contracts or agreements of any kind that CSST PRC is a party or CSST PRC is subject to.

6.

TERMINATION

This Agreement shall become effective upon signing by the Parties for a period of twenty(20) years, unless terminate by CSST PRC unilaterally.  This Agreement shall automatically renew for a period of twenty(20) years further when the aforesaid period expires, unless terminated by CSST PRC unilaterally.

7.

MISCELLANEOUS PROVISIONS

7.1

Notices

Any notices given pursuant to this Agreement must be in writing. Notices may be delivered personally, sent by registered airmail (postage prepaid) or by a recognized courier service, or sent by facsimile transmission to the Parties’ addresses first set forth above.  Notices given by personal delivery will be deemed effectively given on the date of personal delivery.  Notices given by registered airmail (postage prepaid) will be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark).  Notices given by air courier will be deemed effectively given on the date of delivery (as indicated by the airway bill). Notices given by facsimile transmission will be deemed effectively given on the first (1st) business day following the date of transmission.  Any Party may at any time change its address for service of notices by delivering written notice of its new address to the other Parties in accordance with this Article 7.1.

7.2

Disputes; Arbitration

(1)

Mandatory Arbitration   All disputes arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Article 7.2.

(2)

Friendly Negotiations   Before any arbitration is commenced pursuant to this Article 7.2, the Parties must endeavour to reach an amicable settlement of the dispute through friendly negotiations.

(3)

Commencement of Arbitration   If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any Party refuses to engage in any settlement negotiation, any Party may submit the dispute for arbitration.

(4)

Arbitration   Any arbitration commenced pursuant to this Article 7.2 will be conducted in PRC under the Arbitration Rules of the China International Arbitration Commission (ShenZhen).

7.3

Headings and Gender

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.4

Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.5

Waiver

No failure or delay by any Party to exercise any right, power or remedy under this Agreement will operate as a waiver of any such right, power or remedy.

7.6

Integration

This Agreement contains the sole, final and complete expression and understanding between the Parties with respect to the exclusive cooperation arrangement contemplated herein.

7.7

Assignments, Successors, and no Third-Party Rights

No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

7.8

Governing Law

This Agreement will be construed, and the rights and obligations under this Agreement determined, in accordance with the laws of the PRC, without regard to the principles of conflict of laws thereunder.

7.9

Amendment

This Agreement may not be amended, altered or modified except by a subsequent written document signed by all Parties.

7.10

Language and Counterparts

This Agreement is signed in three copies and is written in the Chinese language.

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IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Cooperation Agreement to be executed by their duly authorized representatives as of January 18, 2008.

“DM”:

Beijing DM Security & Technology Co., Ltd.
/s/ Liu Liping
Name: Liu Liping
Its: General Manager

The “CSST PRC”:

China Security & Surveillance Technology (PRC), Inc.
/s/ TU Guoshen
Name: TU Guoshen
Its: Director

 “CSST”:

China Security & Surveillance Technology, Inc.
/s/ TU Guoshen
Name: TU Guoshen
Its: CEO